PROSPECTUS	Pricing Supplement No. 4101
Dated June 17, 2004	Dated December 1, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Fixed Rate Notes)

Trade Date:	December 1, 2004
Settlement Date (Original Issue Date):	December 20, 2004
Maturity Date:	December 20, 2019
Principal Amount (in Specified Currency)	US$ 50,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.00%
Net Proceeds to Issuer (in Specified Currency):	US$ 50,000,000
Interest Rate Per Annum:	5.64%
Interest Payment Date(s):	June 20 and December 20 of each year commencing June 20, 2005 and ending on the Maturity Date.

Clearance and Settlement:

X	DTC Only

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Redeemable Fixed Rate)
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Pricing Supplement No. 4101
Dated December 1, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

CUSIP: 36962GM84

Repayment, Redemption and Acceleration

Optional Repayment Date(s): December 20, 2009 (See "Additional Information - Redemption" below)

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A
Optional Payment Currency: N/A
Designated Exchange Rate: N/A
Option Value Calculation Agent: N/A
Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A
Determination Agent: N/A

(Redeemable Fixed Rate)
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Pricing Supplement No. 4101
Dated December 1, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Additional Information:

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Optional Redemption

The Company may at its option elect to redeem the Notes in whole on December 20, 2009, and on each Interest Payment Date thereafter (the "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to a registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

(Redeemable Fixed Rate)
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Pricing Supplement No. 4101
Dated December 1, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Plan of Distribution:

The Notes are being purchased by Nomura Securities International, Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.